Omrix Biopharmaceuticals Announces Interim Analysis Indicating Superiority of Fibrin Pad
Versus SURGICEL in Mild to Moderate Bleeding In U.S. Phase II Clinical Trial And Provides Update On
Additional Fibrin Pad Clinical Trials

New York, NY, October 8, 2008 — Omrix Biopharmaceuticals, Inc. (“Omrix”) (NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, announced today interim results from its U.S. Phase II clinical trial evaluating the safety and hemostatic effectiveness of the Company’s Fibrin Pad product candidate as an adjunct to control mild to moderate soft tissue bleeding during abdominal, retroperitoneal, pelvic, and thoracic surgery. The Company also provided an update on additional Fibrin Pad clinical trials, including the Phase II study being conducted in Israel in severe bleeding.

Interim Analysis From U.S. Phase II Clinical Trial in Mild to Moderate Bleeding

The prospective, randomized, and controlled study is comparing the Fibrin Pad to SURGICEL and is designed to show superiority. Interim analysis at 90 patients, which were randomized 2:1 Fibrin Pad to SURGICEL, indicated that the Fibrin Pad was superior to SURGICEL in the primary efficacy endpoint, which measured the proportion of subjects achieving hemostatic success at 4 minutes after randomization with no re-bleeding requiring treatment during a subsequent 6-minute observation period. Hemostasis is defined as no detectable bleeding at the target bleeding site (TBS).

In accordance with the clinical protocol, since the study hypothesis test for superiority has been established, randomization has been stopped and additional non-randomized patients are currently being enrolled and treated with the Fibrin Pad. Enrollment in the Fibrin Pad arm will continue until a minimum of 100 subjects are enrolled. Clinical data regarding the Fibrin Pad’s safety profile will be collected for all patients and includes a 1 month follow-up as outlined in the clinical trial protocol. The Company expects to complete enrollment of the additional 40 patients required to be treated with the Fibrin Pad by the end of 2008 or early 2009.

Update On Israeli Phase II Clinical Trial in Severe Bleeding

The Company also provided an update on the Israeli Phase II exploratory clinical trial, which is being conducted outside of a U.S. Investigational New Drug (IND) application. The clinical trial, which commenced enrollment in early July 2008, is a randomized, controlled clinical study to evaluate the safety and efficacy of the Fibrin Pad in severe bleeding when the product is applied primarily on the bleeding site. The control arm consists of standard of care, defined as suture, cautery, ligature or passive hemostats.

To date, seven patients have been enrolled in the study, of which four have been treated with the Fibrin Pad. Of the four patients treated with the Fibrin Pad, one patient experienced post-operative bleeding, which was considered a serious adverse event (SAE).

Additional Fibrin Pad Clinical Trials

Lastly, the Company submitted a clinical trial application, or CTA, in the United Kingdom to conduct a pivotal study to evaluate the safety and efficacy of the Fibrin Pad in soft tissue severe bleeding when the product is applied adjunctively to the standard of care. The CTA is currently under review by The Medicines and Healthcare products Regulatory Agency, or MHRA. To date, the Company has received no comments regarding the clinical sections of the application. Omrix expects the CTA to be approved by the end of 2008 or early 2009 and will commence the study shortly thereafter.

About the Fibrin Pad

The Fibrin Pad builds on the Company’s aprotinin-free fibrin sealant technology incorporated into EVICEL* Fibrin Sealant (Human). The Fibrin Pad is designed for the management and rapid control of mild, moderate and severe bleeding. This next generation, fully absorbable biosurgical product candidate combines medical device and proprietary biological components which form an instant clot when they come in contact with blood.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 17, 2008, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

CONTACT:

Omrix Biopharmaceuticals, Inc.
Francesca M. DeMartino, 212-887-6510
Senior Director, Investor Relations
francesca.demartino@omrix.com